Exhibit 5.1



                     GOODWIN, PROCTER & HOAR
        A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                        COUNSELLORS AT LAW
                          EXCHANGE PLACE
                   BOSTON, MASSACHUSETTS 02109
                     TELEPHONE (617)570-1531
                     TELECOPIER (617)523-1231



                        September 6, 1995


DAKA International, Inc.
One Corporate Place
53 Ferncroft Road
Danvers, Massachusetts 01923

Ladies and Gentlemen:

     This opinion is furnished in connection with the filing by DAKA International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3
(the "Registration Statement") relating to 1,332,847 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company (the "Registered Shares") consisting of shares that may be issued by the Company if and to the extent that holders of the Company's outstanding shares of Series A Preferred Stock, par value $.01 per share ("Preferred Stock"), convert such Preferred Stock into Common Stock.

     In connection with rendering this opinion, we have examined Certificate of Incorporation and By-Laws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law.

     Based upon the foregoing, we are of the opinion that when the Registration Statement relating to the Registered Shares has become effective under the Act and Registered Shares have been duly issued upon conversion of shares of Preferred Stock, such Registered Shares will be validly issued, fully paid and nonassessable.

     The foregoing assumes that all requisite steps were taken to comply with the requirements of the Act and applicable requirements of state laws regulating the offer and sale of securities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the Prospectus which is a part of such Registration Statement.

                                   Very truly yours,



                                   GOODWIN, PROCTER & HOAR